EXHIBIT 99.1
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                                                            [LOGO - NEXEN INC.]
                          NEXEN INC. 801-7th Ave. SW Calgary, AB Canada T2P 3P7
                          T  403 699-4000    F 403 699-5776    www.nexeninc.com

N E W S   R E L E A S E

                                                         For Immediate Release

                ANNE MCLELLAN JOINS NEXEN'S BOARD OF DIRECTORS

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CALGARY,  ALBERTA, JULY 5, 2006 - Francis Saville, Q.C., Chairman of the Board
of Nexen Inc., announced today that the Honourable A. Anne McLellan, P.C. has joined Nexen's Board of Directors.

Ms. McLellan brings many years of senior political and policy making experience to our Board. She served four terms as the Liberal Member of Parliament for Edmonton Centre between 1993 and 2006, holding numerous ministerial portfolios during her exceptional career. Between December 2003 and January 2006 she served as Deputy Prime Minister and Minister of Public Safety. In addition to these duties, she also chaired the Operations Committee and the Security, Public Health and Emergencies Committee, sat on the Aboriginal Affairs Committee, and was an ex-officio member of all other cabinet committees.

In previous administrations, Ms. McLellan served as Minister of Health, Minister of Justice and Attorney General, and Minister of Natural Resources and Federal Interlocutor for Metis and Non-Status Indians.

Ms. McLellan holds a Bachelor of Arts and a Bachelor of Laws degree from Dalhousie University and a Master of Laws degree from King's College, University of London. She was admitted to the Bar of Nova Scotia in 1976.

Prior to entering  politics Ms.  McLellan  taught law at the University of New
Brunswick and the University of Alberta. She served as Associate Dean of the Faculty of Law at the University of Alberta between 1985 and 1987 and was Acting Dean from July 1991 to June 1992.

Ms. McLellan has also served on the Board of Directors of the Canadian Civil Liberties Association and Alberta Legal Aid, and was Vice-President of the University of Alberta's Faculty Association.

Since leaving politics, Ms. McLellan was appointed Distinguished Scholar in Residence at the University of Alberta to the Institute for United States Policy Studies.

"We welcome Anne to our board," said Mr. Saville. "She was a strong Natural Resources Minister and in addition to her many accomplishments, has a good understanding of our industry. The tremendous range and breadth of her experience enables her to make a strong contribution as we position Nexen for future growth."

Nexen Inc. is an independent, Canadian-based global energy company, listed on the Toronto and New York stock exchanges under the symbol NXY. We are uniquely positioned for growth in the North Sea, deep-water Gulf of Mexico, the Athabasca oil sands of Alberta, the Middle East and offshore West Africa. We add value for shareholders through successful full-cycle oil and gas exploration and development and leadership in ethics, integrity and environmental protection.


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For further information, please contact:



JOHN MCWILLIAMS
Vice President, Chief Corporate Council
(403) 699-6729


GRANT DREGER, CA
Manager, Investor Relations
(403) 699-5273

801 - 7th Ave SW
Calgary, Alberta, Canada T2P 3P7
www.nexeninc.com








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